Exhibit 99.1

BeiGene Presents Clinical Data for RAF Dimer Inhibitor BGB-283 at
the 2016 American Association for Cancer Research Annual Meeting

WALTHAM, Mass, April 17, 2016 — BeiGene, Ltd. (NASDAQ: BGNE) (“BeiGene”), a clinical-stage biopharmaceutical company focused on developing molecularly-targeted and immuno-oncology drugs for the treatment of cancer, today announced the presentation of initial clinical data from an ongoing Phase I clinical trial of BGB-283 in patients with BRAF or KRAS/NRAS-mutated cancers in the Clinical Trials Plenary Session at the 2016 American Association for Cancer Research (AACR) Annual Meeting in New Orleans, LA. BGB-283 is a novel inhibitor of RAF, in both its monomeric and dimeric forms, and has demonstrated activity in both BRAF and KRAS-mutated tumors in preclinical studies. These preliminary clinical data show that treatment with single-agent BGB-283 is well tolerated with a favorable safety profile, and can result in durable responses in a range of cancers with mutations in BRAF and KRAS.

“We believe BGB-283 works differently than the currently approved BRAF V600E inhibitors, inhibiting the activity of all RAF family proteins as well as the BRAF V600E mutant protein,” said Jayesh Desai, MD, FRACP, a medical oncologist at The Royal Melbourne Hospital and Peter MacCallum Cancer Centre in Melbourne, Australia, coordinating principal investigator of the study. “The responses observed in this preliminary analysis in some patients with RAS-mutated tumors, in addition to those with the BRAF V600E mutation, appear to validate the hypothesis that inhibiting the dimeric form of RAF may demonstrate activity in both RAF and potentially some RAS mutated tumors.”

“BGB-283 is a novel RAF dimer inhibitor that could potentially address an unmet need in cancer patients with RAS mutations. The initial dose-escalation clinical data on BGB-283 in a range of different solid tumors are encouraging so far. We look forward to further validation from the ongoing dose-expansion phase of this study,” commented Eric Hedrick, MD, Interim Chief Medical Officer for BeiGene.

The multi-center, open-label, dose-escalation Phase I trial in patients with solid tumors with BRAF, KRAS, and NRAS mutations, conducted at five centers in Australia and New Zealand, was designed to assess the safety, tolerability, pharmacokinetic properties and antitumor activity of BGB-283 as monotherapy. Thirty-one advanced solid tumor patients, including 12 patients with colorectal cancer (CRC), seven with lung cancer, four with melanoma, three with thyroid cancer, two with cholangiocarcinoma, two with endometrial cancer, and one with ovarian cancer, were assigned to one of seven cohorts and received oral BGB-283 at doses ranging from 5 mg to 60 mg once a day (QD). The median number of prior treatments was 3 (ranging from 1-6).

The plasma concentrations of BGB-283 increased proportionally from 5 mg QD through 50 mg QD. The mean half-life of BGB-283 was approximately 110 hours. As of January 31, 2016, the data cutoff date for the current safety and efficacy analyses, dose-limiting toxicities (DLT) were reported in four patients including three with grade 4 thrombocytopenia and one with grade 3 liver enzyme (ALT) elevation. The maximum tolerated dose (MTD) was determined to be 40 mg QD. The most frequent treatment-related adverse events (AEs) were fatigue (52%), thrombocytopenia (39%), decreased appetite (39%), hand-foot syndrome (35%), dermatitis acneiform (32%), and hypertension (32%). The most frequent treatment-related grade 3-4 AEs included thrombocytopenia (13%), fatigue (10%) and liver enzyme (ALT) elevation (10%). Cutaneous malignancies have not been observed in patients treated with BGB-283, with a median follow-up of six months.

At the time of the data cutoff, among 29 evaluable patients, one patient receiving the 40 mg starting dose had a confirmed complete response (CR), two patients receiving 20 mg or 30 mg starting dose had a confirmed partial response (PR), and 15 patients had a stable disease (SD) including one patient with an unconfirmed PR. The patient with CR had melanoma with a BRAF V600E mutation and treatment was ongoing after 342 days. The two patients who had confirmed PR were diagnosed with endometrial cancer with a KRAS mutation and thyroid cancer with a BRAF V600E mutation, and were on treatment for 455 days and 574+ days (ongoing) respectively. Five patients, including one patient with an unconfirmed PR who was diagnosed with non-small cell lung cancer (NSCLC) with a KRAS mutation, and one each with BRAF V600E-mutated thyroid cancer, KRAS-mutated endometrial cancer, NRAS-mutated CRC, and BRAF V600E-mutated NSCLC respectively, had prolonged SD of over 300 days.

When assessed by underlying mutations, of six evaluable patients with the BRAF V600E mutation (two each with melanoma and thyroid cancer, one each with NSCLC and CRC), there was one CR, one PR and four SDs. Of three evaluable patients with BRAF non-V600E mutation (one melanoma patient with BRAF K601E mutation, one CRC patient with BRAF D594G mutation, and one CRC patient with NRAS G12C and BRAF D594S mutations), there were two SDs. Of twenty evaluable patients with KRAS/NRAS mutations (eight with CRC, six with NSCLC, two each with endometrial cancer and cholangiocarcinoma, one each with ovarian cancer and melanoma), there was one confirmed PR and nine SDs (including one unconfirmed PR).

About BGB-283

Discovered by BeiGene scientists, BGB-283 is a novel RAF inhibitor with unique RAF dimer and EGFR inhibition activities. BGB-283 has shown antitumor activities in the preclinical models and in cancer patients not only in tumors with BRAF V600E mutation but also those with non-V600E BRAF mutations and KRAS/NRAS mutations.

BeiGene retains exclusive development and commercial rights to BGB-283 in China; Merck KGaA has been granted an exclusive license to develop and commercialize BGB-283 for markets outside of China. BeiGene is currently conducting all clinical development for BGB-283.

About BeiGene

BeiGene is a global, clinical-stage, research-based biotechnology company focused on molecularly targeted and immuno-oncology cancer therapeutics. With a team of over 215 scientists, clinicians and staff in China, the United States, Australia and Taiwan, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the encouraging preliminary clinical data of BGB-283, the potential implications of these data for the future development of BGB-283, and BeiGene’s advancement of, and anticipated clinical development and regulatory milestones and plans related to BGB-283. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene’s ability to demonstrate the efficacy and safety of its drug candidates, the clinical results for its drug candidates, which may not support further development, actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials, BeiGene’s ability to achieve market acceptance in the medical community necessary for commercial success, BeiGene’s ability to obtain and maintain protection of intellectual property for its technology and drugs, BeiGene’s reliance on third parties to conduct preclinical studies and clinical trials, BeiGene’s limited operating history and BeiGene’s ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent annual report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene’s subsequent filings with the U.S. Securities and

Exchange Commission.  All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor/Media Contact

Lucy Li, Ph.D.

+1 781-801-1800

ir@beigene.com

media@beigene.com